EXHIBIT 10.3

FINANCING AGREEMENT

BETWEEN

“UniCredit Banca Medio Credito S.p.A.”, with headquarters in Turin, Via Alassio 11/C, listed in the Roster of Banks, with ABI Code No. 10636.9, belonging to the Gruppo Bancario UniCredito Italiano, listed in the Roster of Banking Groups with Code No. 3135.1, with capital stock of 258,000,000.00 Euros, fully paid in, and with Taxpayer’s Identification and Registration No. 03126570013 of the Registry of Companies of the Province of Turin, and which is referred to hereinafter as the “BANK” for the sake of brevity, represented by Mr. Cosimo CIMO’, born in Alia (Province of Palermo) on 11/11/60, a manager of UniCredit Banca MedioCredito S.p.A., his address is in care of said Bank, by virtue of the power of attorney made under oath before the notary Mr. Gamba of Turin on 9/26/03 recorded in Turin on 9/29/03 as Record No. 14996.

AND

“M.T.M. SRL”, with headquarters in Cherasco, Via La Morra 1, with capital stock of 2,400,000.00 Euros, and with Taxpayer’s Identification and Registration No. 00525960043 of the Registry of Companies of the Province of Cuneo, and which is referred to hereinafter as the “FINANCED PARTY” for the sake of brevity, represented by Mr. Mariano COSTAMAGNA, born in Narzole (Province of Cuneo) on 3/15/51, in his capacity as Chairman of the Board of Directors, his address is in care of the registered office of the company, availed of the appropriate powers for the purposes hereof.

CONSIDERING

•	That the FINANCED PARTY has received the information material on the processing of data provided by the BANK, as provided in Legislative Decree No. 196 of 6/30/03 (Privacy Code).

•	That, in accordance with the decision of the Interministerial Committee on Credit and Savings (“CICR”) of March 4, 2003 (published in No. 72 of the official journal of record of March 27, 2003) (hereinafter referred to as the DECISION for the sake of brevity), the FINANCED PARTY declares that:

•	It has received a copy of the notice and the information sheet referred to in Articles 4 and 5 of the DECISION;

•	It has received a complete copy of the present agreement and of the appendices for the purposes of a considered assessment thereof in accordance with Article 8 of the DECISION;

•	The summarizing document referred to in Article 9 of the DECISION is attached to this document as Letter A) as an integral and substantial part hereof.

Based on these considerations, which form an integral part of the present document,

IT IS AGREED

ARTICLE 1

The BANK grants to the FINANCED PARTY, which accepts it as sole recipient, financing of 10,000,000.00 Euros (ten million and 00/100 Euros).

ARTICLE 2

The present financing is granted in accordance with and is governed by all of the covenants, obligations, and conditions contained in the present agreement and in the specifications attached to this document as Letter B) as an integral and substantial part hereof, as well as, with respect to what is not governed thereby, in the Civil Code.

The parties hereto declare that they are well aware of the mentioned specifications and that they accept the covenants individually and as a whole, so approving in particular, within the meaning and for the purposes of Article 1341 of the Civil Code, the clauses contained under Letters C (Early Repayments), E (Miscellaneous Obligations), F (Joint and Several Liability), G (Expiration of the Benefit of the Term and Cancellation of the Agreement), I (Significance of Bank Records), and L (Jurisdiction).

ARTICLE 3

The FINANCED PARTY undertakes to provide the following documents to the BANK:

a) A certificate that it has not been subjected to insolvency proceedings subsequent to the date of entering into the present agreement.

The FINANCED PARTY also undertakes:

b) To participate in the RID procedure (permanent authorization to debit accounts for collection requests) for the payment of the installments on the present financing.

[2 signatures]

The FINANCED PARTY undertakes to perform the obligations referred to in Letters a) and b) by the deadline of 12/31/04, with the understanding that, on the principal amount that the BANK is able to disburse subsequently, the BANK shall be due a commission of 0.75% per annum calculated on the actual days of delayed usage (divisor of 360) unless the BANK itself decides to deem the financing to be consolidated within the total sum disbursed up to that time.

In the event that the financing is not disbursed or in the event that the financing is consolidated at a lower amount than that stipulated, the FINANCED PARTY must pay to the BANK a pro-rata commission for loss of use at a level equaling 0.35% of the amount not disbursed, which commission is to be paid within 10 days of the receipt of the written request from the Bank.

The amount of the financing will be credited to the FINANCED PARTY on its request, including gradually, within 15 days of the fulfillments of all the conditions set forth above and those set out in Article 5 below.

The FINANCED PARTY undertakes, upon each individual disbursement, to issue a formal receipt to the BANK in such manner as the latter may indicate, without prejudice to the right of the BANK to make use of any other means of proving the debt.

ARTICLE 4

A)	The FINANCED PARTY undertakes to repay the principal of the financing by means of payment to the BANK of 20 quarterly installments of 500,000.00 Euros (five hundred thousand and 00/100 Euros), with any eventual rounding off of the last installment, falling due upon accrual on 3/31, 6/30/ 9/30, and 12/31 of each year, the first due on 3/31/05 and the last due on 12/31/09.

B)	The interest on the sums disbursed, with inclusion of the date of disbursement, shall be paid by the FINANCED PARTY upon accrual on 3/31, 6/30/ 9/30, and 12/31 of each year, with the first due date of 3/31/05 and the last due date of 12/31/09.

C)	It is understood between the parties that, whenever the date of a payment due from the FINANCED PARTY for any reason happens not to fall on a banking day according to the TARGET system (the Trans European Automated Real Time Gross Settlement Express Transfer System), the payment is to be deemed due to the BANK on the next subsequent banking day, unless such day falls within a calendar month other than that initially provided for, in which case the repayment date is to be the immediately preceding day.

D)	On the sums disbursed, upon the due dates set forth above, the FINANCED PARTY undertakes to pay interest, due upon accrual, calculated on the basis of a multiplier of 365/360, at a variable level for each rate application period running from 1/1, 4/1, 7/1, and 10/1 of each year, except as specified above at Letter C), augmenting by 1.00 percentage point the annual accrued rate equal to the 3-month EURIBOR rate (ACT/360), rounded off to the next higher 0.05, as indicated under the auspices of the European Banking Federation (FBE) and published in the Reuters network page under the auspices of the ATIC (presently ATICFOREX06, ACT/360 column) or, in the absence thereof, as published in the daily periodical “Il Sole 24 Ore” (360 rate column).

It is specified that the present value of the 3-month EURIBOR parameter is equal to 2.176; therefore the present nominal annual rate is equal to 3.176%; therefore the FINANCED PARTY acknowledges and accepts that, for the purposes of the quarterly interest payment, the present effective annual rate is equal to 3.238%.

The increase referred to above, presently equal to 1.00 percentage point, may be increased subsequently to the levels, in the eventualities of and by the means of applications governed by Articles 5 and 6, below.

For individual disbursements, the first interest period is to run from the value date of the disbursement and is to close upon an interest installment due date indicated at Letter B, and the 3-month EURIBOR is to be determined by the means specified above on the second business day preceding the date of the individual disbursement.

For the subsequent rate application periods, the 3-month EURIBOR parameter is to be determined by the means specified above on the second business day preceding the date of the closing of each rate application period.

Whenever the 3-month EURIBOR parameter, as a result of future changes in the market, fails to be set forth and it is not possible to achieve its replacement automatically, the BANK, by agreement by the FINANCED PARTY, shall identify a new parameter. Whenever it is not possible to reach an agreement the BANK shall unilaterally identify a parameter equivalent to the missing one by following such indications as may be deduced from the market and such domestic and Community determinations as may emerge in this regard.

E)	In the event of delay in payment of the installments, as well as in the event of expiration of the benefit of the term, or of cancellation of the agreement, or of subjection of the FINANCED PARTY and/or of a Guarantor to proceedings, whether individual or by composition of creditors, with no need for a notice of default, penalty interest shall accrue in favor of the Bank calculated on each installment that remains fully or partially unpaid for principal and/or interest and/or accessory charges as well as on

[2 signatures]

the principal to fall due and on the pro-rata interest to accrue from the last installment due in the event of expiration, cancellation, or a proceeding, at such level as may be determined, for each semiannual period running from January 1 and from July 1 of each year increasing by 3 percentage points the 6-month EURIBOR rate (ACT/360) with the respective value dates of the first business days of the months of December and June preceding each semiannual period as indicated by the European Banking Federation (FBE) and published in the Reuters network page under the auspices of the ATIC (presently ATICFOREX06, ACT/360 column) or, in the absence thereof, as published in the newspaper “Il Sole 24 Ore” (360 rate column). It is acknowledged that the level in force for the semiannual period in progress is equal to 5.134%. No periodic capitalization is to be applied to the mentioned interest.

ARTICLE 5

The FINANCED PARTY undertakes not to distribute the net profits made in the 2004 and 2005 fiscal years for the entire duration of the present financing and up to the full extinguishment thereof, and to have the partners undertake an analogous commitment.

The FINANCED PARTY acknowledges and accepts that, if the net profits made in the 2004 and 2005 fiscal years do not prove to have been wholly and constantly reinvested for the entire duration of the present financing and up to the full discharge thereof, the Bank shall be able to automatically cancel the agreement with the consequences referred to under Letter “G” of the attached specifications.

The Bank reserves the right, in the alternative to that provided for in the previous section, to increase the augmentation of the Euribor parameter for the determination of the rate, provided for in Letter D) of the preceding Article 4, a further 1.50 percentage points, increasing the present value of 1.00 percentage point to 2.50 percentage points.

This increase of 1.50 percentage points shall also be maintained in the event that the FINANCED PARTY does not adhere to, besides the obligations referred to in the present article, even a single one of the balance sheet covenants referred to in the following Article 6.

This increase is to be applied starting from the first interest period immediately subsequent to the Bank’s sending of a registered letter.

ARTICLE 6

The FINANCED PARTY undertakes, for the entire duration of the financing and up to the full extinguishment thereof:

1) To deliver its balance sheet to the BANK, along with the minutes of approval by the meeting of partners, within thirty days from the date of its approval;

2) To implement the management tools and to take the appropriate measures so that, for the entire duration of the financing, there will be compliance with the balance sheet indicators, with reference to the balance sheet of the FINANCED PARTY:

•	Shareholders’ Equity of not less than 20,000,000.00 Euros;

•	A ratio of Net Financial Debt to Shareholders’ Equity not greater than 0.80.

The Parties agree that, for the purpose of verifying compliance with the balance sheet indicators mentioned above, the following definitions shall apply:

•	Shareholders’ Equity is Item A among Liabilities, in accordance with Article 2424 of the Civil Code.

•	Net Financial Debt (D4: Debts to banks, plus D5: Debts to other providers of financing among Liabilities) - (CIV: Liquidity among Assets) in accordance with Article 2424 of the Civil Code.

In the event of a failure to comply with the balance sheet indicators referred to above, the FINANCED PARTY undertakes to provide, in conjunction with the submission of the balance sheet as referred to in the preceding Point 1), the written reasons, as well as indications of the measures adopted in order to resume fulfilling the conditions agreed to; the BANK reserves the right, however, at its sole discretion, which shall not be subject to challenge, to automatically cancel the present financing agreement with the consequences referred to under Letter G) of the attached specifications.

The Bank reserves the right, in the alternative to that provided for in the previous section, to increase the augmentation of the Euribor parameter for the determination of the rate, provided for in Letter D) of the preceding Article 4, a further 0.75 percentage point, increasing the present value of 1.00 percentage point to 1.75 percentage points, unless the FINANCED PARTY does not adhere to—besides the balance sheet indicators referred to in the present article—even a single one of the commitments referred to in the preceding Article 6 [sic], in which case the augmentation to be applied to the Euribor parameter for the determination of the rate shall be increased by a total of 1.50 percentage points, changing the present value of 1 percentage point to the value of 2.50 percentage points.

This increase is to be applied running from the first interest period immediately subsequent to the sending by the Bank of a registered letter.

[2 signatures]

ARTICLE 7

The BANK may assign to other Banks part of the loan pertaining to the present financing as well as the rights and obligations deriving from it, with notice to the FINANCED PARTY by registered/certified mail with return receipt requested, as to such assignment provided that, in such case, the terms and conditions of the present agreement shall not be modified.

The FINANCED PARTY acknowledges the information material received from the BANK in accordance with Law No. 675 of 12/31/96 and gives its consent to the processing of the data relating to the present Agreement.

The FINANCED PARTY also consents, in the event of an eventual transfer of shares of the BANK’s equity or, possibly and subsequently, from the assignee banks, to the communication of its data to the ultimate assignees. The FINANCED PARTY also gives its consent to the communication of data that the BANK or the assignee banks may effect to reputable Credit Reporting Systems and eventually, in the event of breach on the part of the FINANCED PARTY, to Debt Collection Firms.

ARTICLE 8

Commissions, expenses, and accessory charges deriving from or in any manner connected with the present financing shall be borne by the FINANCED PARTY and are itemized in the summarizing document referred to in beginning of and the enclosure to the present document at Letter “A”.

The summarized cost index for the present transaction is presently equal to 3.434%.

Within the meaning and for the purposes of Article 117 of Legislative Decree No. 385 of 9/1/93, the parties agree that the aforementioned commissions, expenses, and accessory charges may be subject to changes and additions during the course of the duration of the financing and that, therefore, the rate charges relating to all the obligations and conditions of an economic nature that are imputable to the financed party by virtue of the present agreement are to be those announced by the BANK during the relationship for transactions of the same type.

Within 15 days from receipt of an updated summarizing document or from the publication of unilateral, unfavorable changes, the FINANCED PARTY shall have the right the withdraw from the present agreement in accordance with Article 118 of Legislative Decree No. 385 of 9/1/93 without the application of penalties and to obtain application of the conditions previously in practice.

ARTICLE 9

For the performance of the agreement and for all legal effects, the parties elect the address within the meaning and for the purposes of Article 47 of the Civil Code and of Article 30 of the Code of Civil Procedure:

•	As for the BANK, at its registered office in Turin,

•	As for the FINANCED PARTY, in Cherasco, Via La Morra 1,

or if not able to be reached there, then at the Municipal Hall of Cherasco, to which elected or actual address of the FINANCED PARTY the BANK may issue notice of all acts and records, including execution.

ARTICLE 10

The FINANCED PARTY declares that, on today’s date, it has received a signed copy of the present agreement accompanied by all of the appendices.

In Lugano, on December 2, 2004

[2 signatures]

Appendix A) to the agreement dated December 2, 2004

SUMMARY DOCUMENT

This document presents a summary of the most significant contractual and economic conditions. The full text of the clauses that govern the financing is contained in the agreement.

A) Contractual Portion

Amount:	10,000,000.00 Euros (ten million and 00/100 Euros)

Financed Party:	The limited liability company M.T.M. SRL

Technical form:	Medium-term financing

Duration:	5 years

Means of disbursement:	Single disbursement

Repayment of principal:	The principal financed is to be repaid by means of 20 quarterly installments due upon accrual.

Rate:	Variable

Interest period:	3 months due upon accrual

Payment due dates:	Whenever the date of a payment, due from the FINANCED PARTY for any reason, happens not to fall on a banking day according to the TARGET system (the Trans European Automated Real Time Gross Settlement [typographical errors interpreted:] Transfer System), the payment is to be deemed due to the BANK on the immediately subsequent banking day unless such day falls within a calendar month other than that initially provided for, in which case the repayment date is to be the immediately preceding day.

Parameter of reference for determining the rate:	The 3-month EURIBOR rate, rounded off to the next higher 0.05, determined 2 business days preceding, respectively, the date of disbursement and the starting date of each rate application period.

Increase:	1.00%

Penalty interest rate:	The level is to be determined for each semiannual period running from January 1 and from July 1 of each year increasing the 6-month EURIBOR rate by 3 points with the respective value dates of the first business day of the months of December and June preceding each semiannual period. The current rate is 5.134%.

Commitment fee:	35,000.00 Euros deducted by the Bank from the first disbursement.

Financial covenants:	In the Financing Agreement it is to be provided that certain values are to be complied with on the balance sheet of the FINANCED PARTY for the entire duration of the financing in relation to the indicators set forth as follows:

• Shareholders’ Equity of not less than 20,000,000.00 Euros;

• A ratio of Net Financial Debt to Shareholders’ Equity not greater than 0.80.

In the event of a failure to comply with the above values, the Bank may cancel the Financing Agreement or, alternatively, raise the increase of the Euribor parameter for the determination of the rate a further 0.75 percentage point.

Obligations of the FINANCED PARTY:	The FINANCED PARTY undertakes not to distribute the net profits made in fiscal years 2004 and 2005 for the entire duration of the present financing and up to the full extinguishment thereof, and to have the partners undertake an analogous commitment.

[2 signatures]

1

In the event of a failure to comply with the commitments assumed above, the Bank shall be able to cancel the Financing Agreement or, in the alternative, to increase the augmentation of the Euribor parameter for the determination of the rate a further 1.50 percentage points.

Miscellaneous obligations:	•	To immediately inform the BANK by letter with return receipt requested of any decision on changes relating to the firm;

	•	To give notice of changes in the capital composition or in the capacity to act or in the lawful representation of the FINANCED PARTY, or in the management of the business;

	•	Not to change its organizational form and not to transfer or alter its core business without written consent from the BANK.

Expiration of the benefit of the term and cancellation of the agreement:	Expiration of the benefit of the term in accordance with Article 1186 of the Civil Code, whenever the FINANCED PARTY becomes insolvent or, due to a fact attributable to it, the assurances that it has given diminish or it does not give the assurances that it promised.

Cancellation of the agreement in accordance with Article 1456 of the Civil Code, whenever the FINANCED PARTY:

	•	Does not make full and timely payment of even a single repayment installment;

	•	Does not apply the financing to the purposes for which it was granted or does not fully perform the investment plan;

	•	Does not perform the obligations assumed in the financing agreement or fulfill its conditions;

	•	Does not make timely payment of fees, taxes, duties, and contributions of any type due from it to any entity or of any sum due to the BANK;

	•	Does not perform the miscellaneous obligations assumed;

	•	Provides documents or issues inaccurate communications;

	•	Is subjected to protests or proceedings for protective injunctions, executions, or judicial liens, or performs any act that diminishes the capital or economic composition thereof;

	•	Causes events to occur that have a substantial negative effect on the firm’s legal, capital, economic, and financial position, or there is a failure to perform the obligations assumed with respect to the BANK in other financing agreements;

In cases of expiration, cancellation, or insolvency proceedings, the BANK shall have the right to demand:

	•	Immediate repayment of the loan including the interest, the accessory charges, and the principal, and to proceed, with no need for any prior formality, both against the FINANCED PARTY as well as against the GUARANTORS in such manner and by such procedure as it may see fit;

	•	The commissions provided for in the event of early repayment.

Accessory charges and expenses:	The FINANCED PARTY shall bear all the expenses arising from, deriving from, or in any manner connected with the present financing transaction. The FINANCED PARTY shall also bear any eventual legal costs incurred by the BANK for the best protection of its claim.

[2 signatures]

2

Applicable law and jurisdiction:	The agreement is governed by the laws of Italy and, for any dispute, the Court of Turin shall have sole jurisdiction.

B) Economic Portion (Commissions, Expenses, and Accessory Charges)

Commission for reconsideration of practices:	For changes subject to review by the deliberative bodies:

2% of the amount granted with a minimum of 200.00 Euros;

For other changes that can be made as a matter of course: lump sum of 60.00 Euros.

Commissions are due for reconsideration of policies already decided that involve administrative activity and/or research beyond what the BANK already has.

Commissions:	Delayed use: 0.75% per annum calculated on the actual days of delay in the use of the amount not disbursed within the terms contractually established.

Partial or total loss of use: 0.35% calculated pro-rata of the amount not disbursed, to be paid within 10 days of receipt of a written request from the BANK.

Voluntary early repayments:	Prerequisites: Repayment to be made upon one of the due dates provided for the return of principal and provided that it is of an amount equal to 500,000.00 Euros or multiples thereof. Such amounts shall be applied against the latest installments to come due with the resulting reduction in the duration of the transaction.

Request for certification from auditing firms:	170.00 Euros

Duplicate certificates from certificates from prior years:	30.00 Euros

Transfer of debt:	400.00 Euros

Change of address:	25.00 Euros

Cost of calculation for discharge:	150.00 Euros

Costs of calculation for partial discharge:	60.00 Euros

Cost of sending notices:	7.00 Euros

Cost of sending warnings:	15.00 Euros

Cost of security substitution:	600.00 Euros

Costs of declaration of existence of credit:	120.00 Euros

Cost of RID return unpaid:	25.00 Euros

Cost of disbursement by tranche:	350.00 Euros

Cost of administrative acts and records:	15.00 Euros

Summarized cost index (“ISC”):	3.434%.

[2 signatures]

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Appendix B) to the Agreement Dated December 2, 2004

SPECIFICATIONS

A. ACCURACY OF COMMUNICATIONS AND DOCUMENTS

The FINANCED PARTY confirms the accuracy of the communications made and of the documents submitted to the Bank, in particular as to the assets and liabilities, as to the income statement and the list of business assets.

B. EXECUTION OF INVESTMENTS

Upon request of the FINANCED PARTY the BANK, in its irreversible judgment, may allow modifications of the repayment plan or the investment plan and extensions of the terms for submission of the investment documentation, if provided for.

C. EARLY REPAYMENTS

The FINANCED PARTY may repay the financing in advance, whether in full or in part, provided that:

1) The repayment takes place on a due date contractually provided for the return of principal;

2) It is of an amount equal to 500,000.00 Euros of multiples thereof. Such amounts shall be applied against the latest installments to come due with the resulting reduction in the duration of the transaction.

D. APPLICATION OF PAYMENTS

Unless otherwise decided by the BANK, any payment made by the FINANCED PARTY shall be applied first to reimbursement of expenses and fees, then to payment of accessory charges and interest, and finally to the loan principal. In the event of multiple instances of financing, the BANK shall also have the power, contrary to Article 1193 of the Civil Code, to apply the payments to such financing and instances of financing as it may see fit. Payments made through the BANK shall be deemed to be made when the sums become available to the BANK.

E. MISCELLANEOUS OBLIGATIONS

The FINANCED PARTY undertakes as follows in relation to the BANK:

1)	In the event of a decision on changing the organization’s form, transferring or changing the core business, or dissolution, merger, spin-off, consolidation, petition for controlled administration, protective composition of creditors, or whenever the equity interests pass in full or in part to entities or groups other than those indicated in the application for financing, or when occurrences take place that modify the present structure in any event, to so inform it immediately by registered letter;

2)	To keep the real property, constructions, installations, and machinery insured by top-ranked companies for the duration of the financing and for a subsequent two years;

3)	To allow every variety of technical or administrative investigations and every variety of monitoring, as well as to provide all accounting positions, documents, and information that may be requested, and to provide the balance sheets and pertinent reports annually;

4)	To give notice of changes in composition of capital, or the firm’s capacity to act, or in the lawful representation of the FINANCED PARTY, or in the management of the business;

5)	To maintain the facilities and machinery and their efficiency;

6)	To provide the BANK with documentation relating to the performance of any eventual investment plan as indicated in Article 1 of the agreement;

7)	Not to change its organizational form and not to transfer or change its core business without written consent of the Bank;

8)	To avail itself of the execution of any formality and to participate in drawing up any record or execution of any act requested by the BANK that is absolutely necessary for perfecting the present transaction and for correcting errors or omissions;

9)	To deliver its balance sheet to the BANK, together with the minutes of approval by the partners meeting, within thirty days from the date of such approval;

The FINANCED PARTY henceforth assumes the obligation to inform the BANK, in advance or at the same time as adopted, of any resolution that has the purpose:

I	Of modification of the charter/bylaws and/or constitutive document;

II	Of earmarking, in whatever manner provided for, capital for a specific business purpose in accordance with Articles 2447 bis ff. of the Civil Code;

III	Of receiving, in whatever manner provided for, financing devoted to a specific business purpose in accordance with Article 2447 bis ff., as cited above.

F. JOINT AND SEVERAL LIABILITY

The obligations assumed by the FINANCED PARTY are understood to be indivisibly assumed jointly and severally with respect also to its successors.

[2 signatures]

G. EXPIRATION OF THE BENEFIT OF THE TERM AND CANCELLATION OF THE AGREEMENT

The FINANCED PARTY shall undergo expiration of the benefit of the term in accordance with Article 1186 of the Civil Code, whenever it becomes insolvent.

The BANK shall have the right to cancel the agreement in accordance with Article 1456 of the Civil Code whenever:

1)	The FINANCED PARTY does not make full and timely payment of even a single repayment installment, or does not perform the obligations referred to in Article 4 of the agreement;

2)	The FINANCED PARTY does not apply the financing to the purposes for which it was granted, or does not fully implement the investment plan;

3)	The conditions are not fulfilled, or the FINANCED PARTY does not perform the obligations referred to in Article 3, or any eventual obligations in the financing agreement in whatever manner identified;

4)	The FINANCED PARTY does not make timely payment of fees, taxes, duties, and contributions of any type due from it to any entity or of any sum owed to the BANK;

5)	The FINANCED PARTY is subjected to protests or proceedings for protective injunctions, executions, or judicial liens.

In any event, the BANK shall have the right to cancel the agreement in accordance with Article 1456 of the Civil Code whenever events occur that have a substantial negative effect on the legal, capital, economic, and financial position of the FINANCED PARTY, or the latter fails to perform the obligations assumed with respect to the BANK in other financing agreements;

6)	The FINANCED PARTY fails to perform the obligations referred to under Letter E or, in any event, the eventualities referred to at Point No. 1 of the mentioned Letter E take place;

7)	The documentation provided or communications made to the BANK as referred to under Letter A prove to be inaccurate.

In cases of expiration or cancellation, the BANK shall have the right to demand immediate repayment of the loan including interest, accessory charges, and principal, and to proceed, with no need for any prior formality, in such manner and by such procedure as it may see fit.

In any event, any eventual security interests, in whatever manner obtained, shall remain valid. In all cases of expiration, of cancellation, or of insolvency proceedings the commission referred to under Letter C shall be due to the BANK.

H. LEGAL COSTS AND MISCELLANEOUS OBLIGATIONS

All expenses relating to the agreement and to acts or records of discharge and modification, and the mortgage and survey reviews shall be borne by the FINANCED PARTY.

The FINANCED PARTY shall also bear any eventual legal costs, in whatever manner incurred, by the BANK, thus, among others, expenses for the collection or for the best protection of its claim, with particular reference to the expenses of service or process and of execution, those for obtaining injunctive relief and for judicial liens, as well as those for proof of debt.

Future tax liabilities or the augmentation of present ones, in whatever manner arising by virtue of the act or record of financing, shall be borne by the FINANCED PARTY. The amounts relating to the expenses and obligations referred to above may be deducted at the time of any payment made by the BANK to the FINANCED PARTY or they are to be paid or reimbursed upon the request of the BANK.

I. SIGNIFICANCE OF BANK RECORDS

For the purposes of a precise determination of the loan, the books and records of the BANK shall apply, unless there is manifest error.

L. COURT OF JURISDICTION [Italian has no J or K]

For any dispute as to the application and interpretation of the agreement and its specifications, or in whatever manner related or dependent, the Court of Turin shall have sole jurisdiction.

[2 signatures]

The FINANCED PARTY, within the meaning and for the purposes of Article 1341 of the Civil Code, declares that it specifically approves the clauses contained under Letters C (Early Repayments), E (Miscellaneous Obligations), F (Joint and Several Liability), G (Expiration of the Benefit of the Term and Cancellation of the Agreement), I (Significance of Bank Books and Records), and L (Jurisdiction).

[2 signatures].